UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. 1)*

OCCIDENTAL PETROLEUM CORPORATION

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

674599105

(CUSIP Number)

April 30, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1 (b)

☐	Rule 13d-1 (c)

☐	Rule 13d-1 (d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 674599105	13G	Page 2 of 32 Pages

1	NAME OF REPORTING PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 220,231,848.81 shares of Common Stock (83,858,848.81 of which represent shares underlying the Berkshire Warrants (as hereinafter defined))
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 220,231,848.81 shares of Common Stock (83,858,848.81 of which represent shares underlying the Berkshire Warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 220,231,848.81 shares of Common Stock (83,858,848.81 of which represent shares underlying the Berkshire Warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.6%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 674599105	13G	Page 3 of 32 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 220,231,848.81 shares of Common Stock (83,858,848.81 of which represent shares underlying the Berkshire Warrants)
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 220,231,848.81 shares of Common Stock (83,858,848.81 of which represent shares underlying the Berkshire Warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 220,231,848.81 shares of Common Stock (83,858,848.81 of which represent shares underlying the Berkshire Warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 21.6%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 674599105	13G	Page 4 of 32 Pages

1	NAME OF REPORTING PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 177,995,554.44 shares of Common Stock (73,250,704.44 of which represent shares underlying the Berkshire Warrants)
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 177,995,554.44 shares of Common Stock (73,250,704.44 of which represent shares underlying the Berkshire Warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 177,995,554.44 shares of Common Stock (73,250,704.44 of which represent shares underlying the Berkshire Warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 17.4%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 5 of 32 Pages

1	NAME OF REPORTING PERSON Columbia Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 30,652,844.37 shares of Common Stock (10,608,144.37 of which represent shares underlying the Berkshire Warrants)
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 30,652,844.37 shares of Common Stock (10,608,144.37 of which represent shares underlying the Berkshire Warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,652,844.37 shares of Common Stock (10,608,144.37 of which represent shares underlying the Berkshire Warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 6 of 32 Pages

1	NAME OF REPORTING PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 65,157,121.84 shares of Common Stock (38,910,505.84 of which represent shares underlying the Berkshire Warrants)
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 65,157,121.84 shares of Common Stock (38,910,505.84 of which represent shares underlying the Berkshire Warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,157,121.84 shares of Common Stock (38,910,505.84 of which represent shares underlying the Berkshire Warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.3%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 674599105	13G	Page 7 of 32 Pages

1	NAME OF REPORTING PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 45,356,741.86 shares of Common Stock (27,254,125.86 of which represent shares underlying the Berkshire Warrants)
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 45,356,741.86 shares of Common Stock (27,254,125.86 of which represent shares underlying the Berkshire Warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,356,741.86 shares of Common Stock (27,254,125.86 of which represent shares underlying the Berkshire Warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 8 of 32 Pages

1	NAME OF REPORTING PERSON GEICO Casualty Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 3,270,495.10 shares of Common Stock (all of which represent shares underlying the Berkshire Warrants)
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 3,270,495.10 shares of Common Stock (all of which represent shares underlying the Berkshire Warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,270,495.10 shares of Common Stock (all of which represent shares underlying the Berkshire Warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 9 of 32 Pages

1	NAME OF REPORTING PERSON U.S. Investment Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 4,799,800 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 4,799,800 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,799,800 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No. 674599105	13G	Page 10 of 32 Pages

1	NAME OF REPORTING PERSON Mount Vernon Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,364,500 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,364,500 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,364,500 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 11 of 32 Pages

1	NAME OF REPORTING PERSON United States Liability Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,364,500 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,364,500 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,364,500 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 12 of 32 Pages

1	NAME OF REPORTING PERSON GEICO Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 8,385,884.88 shares of Common Stock (all of which represent shares underlying the Berkshire Warrants)
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 8,385,884.88 shares of Common Stock (all of which represent shares underlying the Berkshire Warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,385,884.88 shares of Common Stock (all of which represent shares underlying the Berkshire Warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 13 of 32 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Specialty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,406,176.98 shares of Common Stock (1,677,176.98 of which represent shares underlying the Berkshire Warrants)
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,406,176.98 shares of Common Stock (1,677,176.98 of which represent shares underlying the Berkshire Warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,406,176.98 shares of Common Stock (1,677,176.98 of which represent shares underlying the Berkshire Warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 14 of 32 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Life Insurance Company of Nebraska
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 13,381,918.56 shares of Common Stock (3,018,918.56 of which represent shares underlying the Berkshire Warrants)
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 13,381,918.56 shares of Common Stock (3,018,918.56 of which represent shares underlying the Berkshire Warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,381,918.56 shares of Common Stock (3,018,918.56 of which represent shares underlying the Berkshire Warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 15 of 32 Pages

1	NAME OF REPORTING PERSON National Fire & Marine Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,441,650 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,441,650 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,441,650 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 16 of 32 Pages

1	NAME OF REPORTING PERSON BHG Life Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 5,870,119.42 shares of Common Stock (all of which represent shares underlying the Berkshire Warrants)
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 5,870,119.42 shares of Common Stock (all of which represent shares underlying the Berkshire Warrants)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,870,119.42 shares of Common Stock (all of which represent shares underlying the Berkshire Warrants)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 17 of 32 Pages

1	NAME OF REPORTING PERSON GEICO Advantage Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 4,070,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 4,070,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,070,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 18 of 32 Pages

1	NAME OF REPORTING PERSON GEICO Choice Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,829,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,829,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,829,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 19 of 32 Pages

1	NAME OF REPORTING PERSON GEICO Marine Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 245,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 245,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 245,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 20 of 32 Pages

1	NAME OF REPORTING PERSON GEICO Secure Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,000,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 21 of 32 Pages

1	NAME OF REPORTING PERSON The Medical Protective Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Indiana

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 6,945,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 6,945,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,945,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 22 of 32 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Homestate Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 4,402,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 4,402,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,402,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 23 of 32 Pages

1	NAME OF REPORTING PERSON Redwood Fire & Casualty Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,918,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,918,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,918,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 24 of 32 Pages

1	NAME OF REPORTING PERSON MLMIC Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,328,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,328,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,328,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 25 of 32 Pages

1	NAME OF REPORTING PERSON Old United Casualty Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Kansas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 342,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 342,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 342,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No. 674599105	13G	Page 26 of 32 Pages

1	NAME OF REPORTING PERSON U.S. Underwriters Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of North Dakota
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 70,800 shares of Common Stock
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 70,800 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 70,800 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON IC, CO

SCHEDULE 13G	Page 27 of 32 Pages

The shares of Common Stock of Occidental Petroleum Corporation (“Occidental”) reported in this Schedule 13G include warrants for an aggregate of 83,858,848.81 shares of Common Stock exercisable by certain of the Reporting Persons within 60 days (the “Berkshire Warrants”). All shares of Common Stock underlying the Berkshire Warrants are treated as outstanding for purposes of computing the percentage ownership of each of the Reporting Persons reported in this Schedule 13G. The Berkshire Warrants were issued on August 8, 2019 initially for 80,000,000 million shares of Common Stock at an exercise price of $62.50 per share, but on June 26, 2020, Occidental’s Board of Directors declared a distribution to its common shareholders of warrants to purchase additional shares of Common Stock, which distribution resulted in an anti-dilution adjustment to the Berkshire Warrants that lowered the exercise price to $59.624 per share and increased the number of shares of Common Stock issuable on exercise of the Berkshire Warrants to 83,858,848.81. The Berkshire Warrants have not been exercised.

Item 1.

(a) Name of Issuer

Occidental Petroleum Corporation

(b) Address of Issuer’s Principal Executive Offices

5 Greenway Plaza, Houston, TX 77046

Item 2(a). Name of Person Filing:

Item 2(b). Address of Principal Business Office:

Item 2(c). Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States citizen	Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware

National Indemnity Company 1314 Douglas Street Omaha, Nebraska 68102 Nebraska	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware

BHG Life Insurance Company 1314 Douglas Street Omaha, Nebraska 68102 Nebraska	Government Employees Insurance Company One GEICO Plaza Washington, DC 20076 Nebraska

Columbia Insurance Company 1314 Douglas Street Omaha, Nebraska 68102 Nebraska	National Fire & Marine Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska corporation

GEICO Casualty Company One GEICO Plaza Washington, DC 20076 Nebraska	Berkshire Hathaway Life Insurance Company of Nebraska 1314 Douglas Street Omaha, NE 68102 Nebraska corporation

GEICO Advantage Insurance Company One GEICO Plaza Washington, DC 20076 Nebraska	The Medical Protective Company 5814 Reed Road Fort Wayne, IN 46835-3568 Indiana

Page 28 of 32 Pages

GEICO Choice Insurance Company One GEICO Plaza Washington, DC 20076 Nebraska	Berkshire Hathaway Homestate Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska

GEICO Marine Insurance Company One GEICO Plaza Washington, DC 20076 Nebraska	Redwood Fire & Casualty Company 1314 Douglas Street Omaha, NE 68102 Nebraska

GEICO Secure Insurance Company One GEICO Plaza Washington, DC 20076 Nebraska	Berkshire Hathaway Specialty Insurance Company 1314 Douglas Street Omaha, NE 68102 Nebraska

United States Liability Insurance Company 1190 Devon Park Dr. Wayne, PA 19087 Pennsylvania	GEICO Indemnity Company 5260 Western Ave. Chevy Chase, MD 20815 Nebraska

U.S. Investment Corporation

1190 Devon Park Dr.

Wayne, PA 19087

Pennsylvania

Mount Vernon Fire Insurance Company

1190 Devon Park Dr.

Wayne, PA 19087

Pennsylvania

MLMIC Insurance Company

Two Park Avenue

New York, NY 10016

New York

Old United Casualty Company

8500 Shawnee Mission Parkway

Merriam, KS 66202

Kansas

U.S. Underwriters Insurance Company

1190 Devon Park Dr.

Wayne, PA 19087

North Dakota

Page 29 of 32 Pages

(d) Title of Class of Securities

Common Stock

(e) CUSIP Number

674599105

Item 3. If this statement is filed pursuant to § 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., GEICO Corporation, and U.S. Investment Corporation are each a Parent Holding Company or Control Person, in accordance with § 240.13d-1(b)(1)(ii)(G).

National Indemnity Company, Columbia Insurance Company, Government Employees Insurance Company, Mount Vernon Insurance Company, United States Liability Insurance Company, GEICO Indemnity Company, Berkshire Hathaway Specialty Insurance Company, Berkshire Hathaway Life Insurance Company of Nebraska, National Fire & Marine Insurance Company, GEICO Casualty Company, BHG Life Insurance Company, GEICO Advantage Insurance Company, GEICO Choice Insurance Company, GEICO Marine Insurance Company, GEICO Secure Insurance Company, The Medical Protective Company, Berkshire Hathaway Homestate Insurance Company, Redwood Fire & Casualty Company, MLMIC Insurance Company, Old United Casualty Company, and U.S. Underwriters Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act. The Reporting Persons together are a group in accordance with § 240.13d-1(b)(i)(ii)(K).

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned

See the Cover Pages for each of the Reporting Persons.

(b) Percent of class

See the Cover Pages for each of the Reporting Persons.

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote

(ii) shared power to vote or to direct the vote

(iii) sole power to dispose or to direct the disposition of

(iv) shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

This Schedule 13G reports beneficial ownership as of March 1, 2022.

Page 30 of 32 Pages

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8. Identification and Classification of Members of the Group.

Not Applicable.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Page 31 of 32 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 6th day of May, 2022

/s/ Warren E. Buffett
Warren E. Buffett

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board

Page 32 of 32 Pages

NATIONAL INDEMNITY COMPANY,

NATIONAL FIRE & MARINE

INSURANCE COMPANY, COLUMBIA

INSURANCE COMPANY, GEICO

CORPORATION, GOVERNMENT

EMPLOYEES INSURANCE

CORPORATION, U.S. INVESTMENT

CORPORATION, MOUNT VERNON

FIRE INSURANCE COMPANY, UNITED

STATES LIABILITY INSURANCE

COMPANY, GEICO INDEMNITY

COMPANY, BERKSHIRE SPECIALTY

INSURANCE COMPANY, BERKSHIRE

HATHAWAY LIFE INSURANCE

COMPANY OF NEBRASKA, GEICO

CASUALTY COMPANY, BHG LIFE

INSURANCE COMPANY, GEICO

ADVANTAGE INSURANCE COMPANY,

GEICO CHOICE INSURANCE COMPANY,

GEICO MARINE INSURANCE

COMPANY, GEICO SECURE INSURANCE

COMPANY, THE MEDICAL PROTECTIVE

COMPANY, BERKSHIRE HATHAWAY

HOMESTATE INSURANCE COMPANY,

REDWOOD FIRE & CASUALTY

COMPANY, MLMIC INSURANCE

COMPANY, OLD UNITED CASUALTY

COMPANY, AND U.S. UNDERWRITERS

INSURANCE COMPANY

By:	/s/ WARREN E. BUFFETT
Warren E. Buffett
Attorney-in-Fact